Issuer Free Writing Prospectus Filed Pursuant to Rule 433
Registration Statement No. 333-134864

AMERICAN EXPRESS CREDIT CORPORATION

$500,000,000

2-YEAR FLOATING RATE NOTES

Terms and Conditions
Issuer:	American Express Credit Corporation
Form:	Senior Medium Term Notes, Series C
Agent:	Citigroup Global Markets Inc.
Issuer Proceeds:	$500,000,000
Expected Ratings (1):	Aa3/ A+/ A+
Form:	2 Year Floating Rate Notes
Trade Date:	September 5, 2007
Settlement Date:	September 10, 2007
Maturity:	September 10, 2009
Par Amount:	$500,000,000
Coupon:	1-mo. USD-BBA-LIBOR Reuters LIBOR01+ 35 bp
Issue Price:	100.00%
Purchase Price:	99.98%
Proceeds:	$499,900,000
Day Count Convention:	Actual/360
Coupon Payment Dates:	Monthly on the 10th , commencing on October 10th , 2007. If any interest reset date would otherwise be a day that is not a Business Day, such Interest Reset
Date will be postponed to next succeeding business day

Call Date:	Not Callable
Interest Determination Date:	Two London Business Days prior to each Interest Reset Date
Cusip:	0258M0CU1
ISIN:	US0258M0CU14
Citigroup DTC #:	274

(1) An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The issuer has filed a registration statement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, or Citigroup Global Market Inc. will arrange to send you the prospectus if you request it by calling toll-free at 1-877-858-5407.